Exhibit 10.51

Our ref: JTC(L) 3729/199/VG/mh
31 July 2006

TRIO-TECH INTERNATIONAL PTE LTD 1008 TOA PAYOH NORTH #03-09 SINGAPORE(318996)		JTC Corporation The JTC Summit 8 Jurong Town Hall Road Singapore 609434

contact
Attn: JALENE NG	BY LUM	centre hotline	1800 568 7000

		main line	(65) 6560 0056

		facsimile	(65) 6565 5301

Dear Sirs,		website	www.jtc.gov.sg
OFFER OF TENANCY OF 1 STORE- ROOM (AREA: 9.4 SQUARE METRES) at LEVEL 3 KNOWN AS ANCILLARY TO A0618407 AT BLK 1004 #03-06/07 TOA PAYOH NORTH SINGAPORE 318995 (THE “ PREMISES” )
1.	We are pleased to offer a tenancy of the Premises subject to the following covenants, terms and conditions in this letter and in the annexed Memorandum of Tenancy (“the Offer”):

1.01	Location and Area:

The area of 9.4 square metres only as delineated and edged in the plans attached hereto known as Private Lot A0618407 (Ancillary) at BLK 1004 #03-06/07 TOA PAYOH NORTH SINGAPORE 318995.

1.02	Term of Tenancy:

2 year(s) 6 month(s) 0 day(s) (“the Term”) with effect from 1 August 2006 (“the Commencement Date”).

1.03	Tenancy Agreement:

Upon due acceptance of the Offer in accordance with paragraph 2, you shall have entered into a tenancy agreement with us ( “the Tenancy”) and will be bound by the covenants, terms and conditions thereof.

In the event of any inconsistency or conflict between any covenant, term or condition of this letter and the Memorandum of Tenancy, the relevant covenant, term or condition in this letter shall prevail.

1.04	Building Rent (Discounted):
(a)	Building Rent of $9.95 per square metre per month less discount of $0.50 per square metre per month in the event that the said aggregate floor area occupied is at any time reduced to below 5,000 square metre (when the discount of $0.50 shall be totally withdrawn) with effect from the date of reduction in the said aggregate floor, and

(b)	Rent Payable of $9.45 or so long as the Tenant shall occupy by way of tenancy an aggregate floor area of 5,000 square metres in the Building or in the various flatted factories belonging to the Landlord, and
(“Building Rent”) to be paid without demand and in advance without deduction on the 1st day of each month of the year (i.e. 1st of January, February, March, etc.). The next payment shall be made on 1 September 2006.

1.05	Security Deposit/Banker’s Guarantee:

For Discounted Rent

Ordinarily we would require a tenant to lodge with us a security deposit equivalent to three (3) months’ rent and service charge. However, as an off-budget measure and as payment by GIRO has been made a condition with which you must comply under clause 3 of this letter, you shall, at the time of your acceptance of the Offer, place with us a deposit equivalent to one (1) month’s Rent (at the discounted rate) and Service Charge (“Security Deposit”) as security against any breach of the covenants, terms and conditions in the Tenancy, as follows :
(a)	The Security Deposit may be in the form of cash or acceptable Banker’s Guarantee in the form attached (effective from 1 August 2006 to 30 April 2009), or such other form of security as we may in our absolute discretion permit or accept.

(b)	The Security Deposit shall be maintained at the same sum throughout the Term and shall be repayable to you without interest, or returned to you for cancellation, after the termination of the Term (by expiry or otherwise) or expiry of the Banker’s Guarantee, as the case may be, subject to appropriate deductions or payment to us for damages or other sums due under the Tenancy.

(c)	If the Rent at the discounted rate is increased to the normal rate, or Service Charge is increased, or any deductions are made from the Security Deposit, you shall immediately pay the amount of such increase or make good the deductions so that the Security Deposit shall at all times be equal to one (1) month’s Rent (at the normal or discounted rate, as the case may be) and Service Charge.

(d)	if at any time during the Term, your GIRO payment is discontinued, then you shall place with us, within two (2) weeks of the date of discontinuance of your GIRO payment, the additional sum equivalent to two (2) months’ Rent and Service Charge, so that the Security Deposit shall at all times be equal to three (3) months’ Rent (at the normal or discounted rate, as the case may be) and Service Charge for the remaining period of the Term.

(e)	If at any time during the Term the off-budget measure is withdrawn you shall, if required in writing by us, also pay to us the additional sum equivalent to two (2) months’ Rent and Service Charge, so that the Security Deposit shall at all times be equal to three (3) months’ Rent (at the normal or discounted rate, as the case may be) and Service Charge for the remaining period of the Term.
1.06	Mode of Payment:

Except for the payment to be made with your letter of acceptance pursuant to paragraph 2 of this letter, which payment shall be by non-cash mode (eg cashier’s order, cheque etc), during the Term, you shall pay Building Rent and GST at prevailing rate by Interbank GIRO or any other mode to be determined by us.

However, pending finalisation for the GIRO arrangement, you shall pay Building Rent and GST at prevailing rate as they fall due by cheque.

1.07	Permitted Use:

Subject to clause 1.09, you shall at all times use the whole of the Premises for the purpose of Store-Room only and for no other purpose whatsoever.

1.08	Preparation and Submission of Plans:
(a)	No alteration, addition, improvement, erection, installation or interference to or in the Premises or the fixtures and fittings therein is permitted without our prior written consent and the approval of the relevant governmental and statutory authorities. Your attention is drawn to clauses 2.10 to 2.19 and 2.34 of the Memorandum of Tenancy.

(b)	You shall be required to engage a qualified architect or engineer to prepare and submit plans showing the layout of all installations including any alterations and additions which you may wish to make.

(c)	Upon due acceptance of the Offer a copy of the floor and elevation plans (transparencies) will be issued to you to assist in the preparation of the plans required herein. It is important that you should proceed with the preparation and submission of the plans in accordance with the procedures set out in the attached “ Guide”.

(d)	No work shall commence until the plans have been approved by us and the relevant governmental and statutory authorities.
1.09	Final inspection:

You shall ensure that final inspection by us of all installations is carried out and our approval of the same is obtained before any operations in the Premises may be commenced.

1.10	Special Conditions:
(a)	Normal (Ground & Non-ground) Floor Premises

You shall comply and ensure compliance with the following restrictions:
(i)	maximum loading capacity of the goods lifts in the Building; and

(ii)	maximum floor loading capacity of 15 kiloNewtons per square metre of the Premises on the storey of the Building PROVIDED THAT any such permitted load shall be evenly distributed.
We shall not be liable for any loss or damage that you may suffer from any subsidence or cracking of the ground floor slabs and aprons of the Building.

(b)	Security of the Premises:

You shall be responsible for the security of the Premises at all times during the Tenancy and shall not hold us responsible or liable in any respect thereto.

(c)	Determination of the Tenancy:

The Tenancy of the Premises shall be determined at any time either:-
(i)	at the expiry of three months’ written notice, as from the date of the said notice, from us to you; OR

(ii)	at the determination ( by expiry or otherwise) of your tenancy the factory unit (s) known as BLK 1004 #03-06/07 TOA PAYOH NORTH S(318995) (the “Principal Unit/s) in the Building in respect of which the Premises serves.
In either event, we shall not be held responsible or liable for any cost, damages, loss or expense arising therefrom.

(d)	Third Party Rights:

A person (which term includes a body corporate) who is not a party to this Tenancy shall have no right under the Contracts (Rights of Third Parties) Act (as amended or revised from time to time) to enforce the covenants, terms or conditions of this Tenancy.
1.11	Amendments to the Memorandum of Tenancy:
The following Covenants and Conditions in the Memorandum of Tenancy i.e. clause 2.18, 4.02(a)(ii) and 4.03(a)(ii) shall be deleted and replaced as follows:
“2.18	Emergency Lighting:

Subject to clauses 2.12, 2.13 and 2.14 of the Memorandum of Tenancy, you shall, if required by us, install emergency lighting at such locations in the Premises as may be determined by us.”

“4.02(a)(ii)	on the Tenant by registered or ordinary post to or by leaving or affixing it at the business address, the Premises or the Principal Unit/s NOTWITHSTANDING THAT it is returned by the post office undelivered;”

“4.03(a)(ii)	the Tenant by registered post to or by leaving or affixing it at the business address, the Premises or the Principal Unit/s NOTWITHSTANDING THAT it is returned by the post office undelivered.”
2.	Mode of Acceptance:

The Offer shall lapse if we do not receive the following by 18 August 2006.

•	Duly signed Letter of Acceptance of all the covenants, terms and conditions in the Tenancy in the form enclosed in the Appendix 1 (Please date as required in the Appendix 1);

•	Payment of the sum set out in Appendix 2;

3.	Please note that payments made prior to your giving us the other items listed above may be cleared by and credited by us upon receipt. However, if the said other items are not forthcoming from you within the time stipulated herein, the Offer shall lapse and there shall be no contract between you and us arising hereunder. Any payments received shall then be refunded to you without interest and you shall have no claim of whatsoever nature against us.

4.	Variation of the Tenancy:

This letter and the Memorandum of Tenancy constitute the full terms and conditions governing the Offer and no terms or representation or otherwise, whether express of implied, shall form part of the Offer other than what is contained herein. Any variation, modification, amendment, deletion, addition or otherwise of the terms of the Offer shall not be enforceable unless agreed by both parties and reduced in writing by us.
Yours faithfully

Ms Vivien Goh
Assistant Manager (Lease Management)
Flatted Factory & Business Park Department
Customer Services Group
DID : 68833731
FAX : 68855936
Email :gohfsv@jtc.gov.sg
Encl

The total amount payable is as follows:	Appendix 2

	Amount			GST
Building Rent at $9.95 psm per month on 9.4 sqm for the period 1 August 2006 to 31 August 2006	$93.53
Less:
Bulk discount of 5% at $0.50 psm per month	$4.70	$88.83		$4.44
			$93.27
Deposit equivalent to three (3) months’ Building Rent (or Banker’s Guarantee provided in accordance with subparagraph 1.05 above)	$266.49
Less:
Deposit equivalent to two (2) months’ Building Rent (Off-budget Measure)	$177.66	$88.83

Stamp fee payable on Letter of Acceptance which will be stamped by JTC Corporation on your behalf Note : If the Letter is not returned to us within 14 days of the date of the Letter, you will have to pay penalty on the stamp duty which is imposed by Stamp Duty Office of IRAS.		$10.00

Total Rent Payable (inclusive of GST at prevailing Rate)		$192.10